AMENDMENT NO. 2 TO

                            ASSET PURCHASE AGREEMENT

                               as of July 18, 2002

                                     between


          Dumex Medical Inc., Dumex Medical Surgical Products Limited,
                  1013172 Ontario Limited and Dumex Quebec Inc.


                                     - and -

                               4087755 Canada Inc.

                               AMENDMENT NO. 2 TO
                            ASSET PURCHASE AGREEMENT

             THIS AMENDMENT is made as of the 18th day of July, 2002

BETWEEN:

               Dumex Medical Inc., a corporation incorporated under the laws of Canada, Dumex Medical Surgical Products Limited, a corporation incorporated under the laws of Canada, 1013172 Ontario Limited, a corporation incorporated under the laws of Ontario, and Dumex Quebec Inc., a corporation incorporated under the laws of Canada

               (collectively, the "Dumex Entities")

                                                               OF THE FIRST PART

                                     - and -

               4087755 Canada Inc., a corporation incorporated under the laws of Canada

               (the "Buyer")

                                                              OF THE SECOND PART


RECITALS:

     1. The Dumex Entities and the Buyer are parties to that certain Asset Purchase Agreement dated as of June 28, 2002, as amended by Amendment No. 1 thereto ("Amendment No. 1") dated as of July 12, 2002, (as so amended, the "Agreement") pursuant to which the Buyer has agreed to purchase and the Seller has agreed to sell, all of the right, title and interest, if any, of the Dumex Entities in and to the Purchased Assets, subject to the terms and conditions of the Agreement.

     2. In furtherance of the Transaction, the Parties wish to amend certain terms of the Agreement as provided below.

IN CONSIDERATION of the premises and the mutual agreements contained in this Amendment, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1  Definitions and Interpretation

     In this Amendment, all capitalized terms used herein but not otherwise defined, shall have the meanings given thereto in the Agreement. The rules of interpretation set forth in the Agreement shall also apply to this Amendment.

1.2  Applicable Law

     This Amendment shall be governed by, and interpreted and enforced in accordance with, the laws in force in Ontario (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.


                                    ARTICLE 2
                             AMENDMENT TO AGREEMENT

2.1  Adjustment of Purchase Price

     That portion of the Purchase Price set forth in Section 2.4(b) of the Agreement is hereby reduced from $4,200,000 to $3,715,000 and Section 2.4(b) is hereby amended to read in its entirety as set forth below:

     "(b) as to the sum of $3,715,000, the Seller shall direct the Buyer to and the Buyer shall assume $3,715,000 of the indebtedness of the Dumex Entities to the Bank pursuant to the Offer of Finance;"

2.2  Amendment to Offer of Finance

     The Bank, Derma, the Buyer, and the Guarantor shall amend the Offer of Finance to provide for (i) a reduction in the principle amount of Loan #1b (as defined in the Offer of Finance) from $2,100,000 to $1,615,000, (ii) a corresponding reduction in the repayment and amortization of Loan #1b and (iii) appropriate amendments to the financial covenants based upon the foregoing changes to the Purchase Price and Loan #1b satisfactory to the Bank, Derma and the Buyer.


2.3  Conditions of Closing for Buyer

     (a) The condition of Closing for Buyer contained in Section 4.2(g) of the Agreement as amended by Section 2.2 of Amendment No. 1 is hereby deleted.

     (b) The amendment to Offer of Finance as set forth in Section 2.2 above shall be a condition of Closing for Buyer and the obligations of the Buyer to complete the purchase of the Purchased Assets pursuant to the Agreement shall be subject to the satisfaction of such condition precedent as or prior to the Closing Time, which condition is for the exclusive benefit of the Buyer and which may be waived by it, in whole or in part, by writing. If such condition is not satisfied or waived by the Buyer as at the Closing Time, the Buyer may, in its sole discretion, terminate the Agreement.




                                    ARTICLE 3
                                     GENERAL

3.1  Confirmation

     All terms and conditions of the Agreement not amended by this Amendment, are hereby confirmed and ratified in all respects and shall remain in full force and effect in accordance with their terms.

3.2  Counterparts

     This Amendment may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one amendment.

3.3  Facsimile Execution

     To evidence the fact that it has executed this Amendment, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission. That Party shall be deemed to have executed this Amendment on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Amendment executed by such Party.

     TO WITNESS their agreement, the Parties have duly executed this Amendment.


                           4087755 CANADA INC.




                           By:
                                  --------------------------------------------
                                  Name:  Edward J. Quilty
                                  Title:  Chairman and Chief Executive Officer

                           DUMEX MEDICAL INC.



                           By:
                                  --------------------------------------------
                                     Name:
                                     Title:

                           DUMEX MEDICAL SURGICAL PRODUCTS LIMITED



                           By:
                                  --------------------------------------------
                                     Name:
                                     Title:

                           1013172 ONTARIO LIMITED



                           By:
                                  --------------------------------------------
                                     Name:
                                     Title:

                           DUMEX QUEBEC INC.



                           By:
                                  --------------------------------------------
                                     Name:
                                     Title:


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